Exhibit 10.27

CONFIDENTIAL

March __, 2020

Re:Amended and Restated Employment Agreement

Dear [Name]:

I have recently reviewed the terms and conditions of your employment and am pleased to provide this letter agreement (the “Agreement”) modifying the terms of your employment in your role as [Title] of Proteostasis Therapeutics, Inc. (“Proteostasis” or the “Company”).  This Agreement amends, restates, and supersedes in its entirety the letter agreement[s] dated [insert date(s)] between you and the Company (the “Offer Letter Agreement”).  This Agreement is effective as of the date hereof.

1.This letter agreement outlines the terms of your employment with the Company.

Position and Duties.  You currently serve as [title] of the Company.   In this capacity, you will report directly to the Chief Executive Officer (“CEO”) of the Company and will have responsibility for performing those duties as are customary for, and consistent with, your position with Company, as well as those duties as the CEO may from time to time designate.  You shall use your best efforts and devote your full working time to performing your responsibilities for the Company.  In addition, and as a condition of your continued employment with the Company, on or before you execute this Agreement, you shall execute the Company’s standard form of Employee Confidential Information and Invention Assignment Agreement (the “CIIA”), attached hereto as Exhibit A.  Notwithstanding the foregoing, you may serve on other boards of directors or undertake other professional or charitable activities if (i) they do not conflict with any of your obligations to the Company and (ii) such activities are approved by the Board of Directors (the “Board”) or its Executive Committee.  You may also undertake charitable activities without the approval of the Board or its Executive Committee if (i) they do not conflict with any of your obligations to the Company and (ii) they do not involve a material time commitment, individually or in the aggregate.

2.Compensation and Benefits.

(a)Base Salary. Your base salary will be at the rate of $[insert] per year and will be paid out on a bi-weekly basis for so long as you remain an employee of Proteostasis.  Your base salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”).

Proteostasis Therapeutics, Inc. | 80 Guest Street, Suite 500, Fifth Floor, Boston, MA 02135 | T: 617.225.0096

ACTIVE/86576310.2

[Name]

March __, 2020

(b)Bonus Plan.  You will be eligible to receive an annual cash bonus pursuant to the Company’s Senior Executive Cash Incentive Bonus Plan, as it may be amended from time to time, with an individual “target bonus opportunity” for purposes of such plan of [insert]% of your base salary.

(c)Equity Grant.  Nothing in this Agreement affects any prior grant by the Company to you of options to purchase shares of the Company’s common stock as set forth in Incentive Stock Option Agreements (“Stock Agreements”), which may be subject to the Proteostasis Therapeutics, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) and/or the 2016 Stock Option and Incentive Plan (the “2016 Plan”) and, together with the Stock Agreements, the “Equity Documents”.

(d)Other Benefits.  Proteostasis offers a range of fringe benefit plans, including a 401(k) plan and medical, dental, life, and disability insurances.   Some of these plans require that you share in the cost; some are paid for by the Company.  Information relating to these plans has previously been made available to you.  You will be entitled to participate in or receive benefits under the Company’s existing and future employee benefit plans, as amended or adopted from time to time, subject to the terms and conditions of those employee benefit plans.  You shall be entitled to participate in all benefit plans that are made generally available to all or most other senior executive employees of the Company.

(e)Vacation.  You will be entitled to up to 20 days of paid vacation in each year, subject to the Company’s vacation policy in effect, as amended from time to time, prorated for any portion of a calendar year of your employment.

3.Termination.  Your employment may be terminated under the following circumstances:

(a)Termination by the Company for Cause.  The Company may terminate your employment at any time for Cause. For purposes of this Agreement, “Cause” shall mean:

(a)(i) your continued failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or Disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure;

(b)(ii) your failure or refusal to comply with the policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company;

(c)(iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by you that benefits you at the expense of

Proteostasis Therapeutics, Inc. | 80 Guest Street, Suite 500, Fifth Floor, Boston, MA 02135 | T: 617.225.0096

[Name]

March __, 2020

the Company;

(d)(iv) your violation of a federal or state law or regulation applicable to the Company’s business;

(e)(v) your violation of, or a plea of nolo contendre or guilty to, a felony under the laws of the United States or any state;

(f)(vi) your material breach of the terms of this Agreement or the Confidential Information Agreement (defined below);  or

(g) (vii) your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or your willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; provided that your exercise of your constitutional right not to make self-incriminating statements in response to inquiries by regulatory or law enforcement authorities shall not constitute a failure to cooperate with an investigation by such authorities.

(b)Termination by the Company without Cause. The Company may terminate your employment at any time without Cause.  Any termination by the Company of your employment which does not constitute a termination for Cause or a termination due to a determination that you are Disabled pursuant to Section 3(d) shall be deemed a termination without Cause.

(h)Termination by You.  You may terminate your employment at any time for any reason, including, but not limited to, Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken by the Company or a successor corporation or entity without your consent (unless such action is taken in response to conduct by Executive that constitutes Cause):

(i)(i) material reduction of your base compensation, other than a reduction that applies generally to all executives;

(j)(ii) material reduction in your authority, duties or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law); provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless your new authority, duties or responsibilities are materially reduced from the prior authority, duties or responsibilities; or

Proteostasis Therapeutics, Inc. | 80 Guest Street, Suite 500, Fifth Floor, Boston, MA 02135 | T: 617.225.0096

[Name]

March __, 2020

(k)(iii) relocation of your principal place of employment that results in an increase in your one-way driving distance by more than fifty (50) miles from your then current principal residence.

provided that with respect to clause (ii), a suspension of any or all of your duties or responsibilities by the Company during an investigation that is initiated pursuant to a direction by the Board shall not constitute the occurrence of a Good Reason Condition or a breach of this Agreement; provided that your base salary, bonus eligibility and fringe benefit entitlements continue during the period of such suspension.

(l)In order to resign for Good Reason, you must provide written notice of the event giving rise to Good Reason to the Board of Directors within thirty (30) days after the condition arises (which notice shall specify in reasonable detail the circumstances constituting Good Reason), allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, your resignation from all positions you then hold with the Company must be effective not later than thirty (30) days after the end of the Company’s cure period.

(c)Death.  Your employment shall terminate upon your death, in which event the “Date of Termination” as defined below shall be the date of death.

(d)Disability.  The Company may terminate your employment if you are Disabled.  You shall be considered to be “Disabled” if you are unable to perform the essential functions of your then existing position or positions under this Agreement (or are expected, based on a reasonable degree of medical certainty, to be unable to perform such functions) with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any twelve (12) month period.  If any question shall arise as to whether during any period you are Disabled, you may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom you or your guardian has no reasonable objection as to whether you are Disabled and how long any inability to perform essential functions is expected to continue.  Such certification shall, for the purposes of this Agreement, be conclusive of the issue.  You shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and you fail to submit such certification, the Company’s determination of such issue shall be binding on you.  Any determination that you are Disabled and any termination of employment pursuant to this Section 3(d) must be made by vote of the Board.  Nothing in this Section 3(d) shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(e)Notice of Termination.  Any termination of your employment by the Company or any such termination by you shall be communicated by written Notice of

Proteostasis Therapeutics, Inc. | 80 Guest Street, Suite 500, Fifth Floor, Boston, MA 02135 | T: 617.225.0096

[Name]

March __, 2020

Termination to the other party. A “Notice of Termination” shall indicate the specific termination provision in this Agreement relied upon.

(f)Date of Termination. “Date of Termination” shall mean:

(i)if your employment is terminated by the Company with or without Cause or due to a determination that you are Disabled, the date on which a Notice of Termination is given or such later effective date of termination (not to exceed 30 days after such Notice of Termination is given) as may be specified by the Company in such Notice of Termination;

(ii)if your employment is terminated by you with or without Good Reason, 30 days after the date on which a Notice of Termination is given.

Notwithstanding the foregoing, in the event that you give a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement; provided that the Company pays you your base salary for the period of such acceleration.

4.Compensation upon Termination.

(a)Termination Generally. If your employment with the Company is terminated for any reason, the Company shall pay or provide to you (or your authorized representative or estate) any earned but unpaid salary and bonus, if any, unpaid expense reimbursements, accrued but unused vacation, and any vested benefits you may have under any employee benefit plan of the Company (the “Accrued Benefit”) on or before the time required by law, but in no event more than 30 days after your Date of Termination.

(b)Certain Terminations of Employment.  If your employment is terminated by the Company for Cause or because you are Disabled, if you terminate your employment without Good Reason or if your employment ends because of your death, then the Company shall pay your Accrued Benefit through the Date of Termination and, except for the payment of the Accrued Benefit, your compensation, benefits, and stock option vesting shall cease as of the Date of Termination.

(c)Termination by the Company without Cause or by You with Good Reason.  If your employment is terminated by the Company without Cause or by you for Good Reason, in either case at any time prior to the occurrence of a Change in Control or at any time after the twelve (12) month anniversary following a Change in Control (hereinafter defined), then, in addition to the Accrued Benefit, you will be entitled to the following payments, benefits and other terms, subject to the separation agreement and release requirement below:

Proteostasis Therapeutics, Inc. | 80 Guest Street, Suite 500, Fifth Floor, Boston, MA 02135 | T: 617.225.0096

[Name]

March __, 2020

(i)The Company shall pay you severance pay in the form of continuation of your base salary for the nine (9) month period immediately following the Date of Termination (such severance pay being “Severance Pay;” such period being the “Severance Period”), if you continue to comply with the terms of this Agreement, the CIIA, and all provisions of the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement dated ___ (“the “PIIA”), except for Section 6 of the PIIA entitled the Non-Compete Provision, and sign and do not revoke a separation agreement and release of known and unknown claims in the form provided by the Company (including non-disparagement, non-competition, non-solicitation, and cooperation provisions) (the “Separation Agreement” and the “Release”, attached hereto as Exhibit B) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”).  If the Release does not become effective by the Release Deadline, you will forfeit any rights to severance or benefits under this Section 4 or elsewhere in this Agreement.  Any Severance Pay or other benefits under this Agreement that would be considered deferred compensation (as described in Section 6, below) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by Section 6.  Except as required by Section 6, any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the 6-month payment delay described herein.  Any severance payments under this Agreement that would not be considered deferred compensation will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs on or after the date the Release becomes effective and any installment payments that would have been made to you during the period prior to the date the Release becomes effective following your separation from service but for the preceding sentence will be paid to you on the first payroll date that occurs on or after the date the Release becomes effective.  Notwithstanding the foregoing, this Section 4 shall not limit your ability to obtain expense reimbursements under Section 7 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

(ii)If you were participating in the Company’s group health plans immediately prior to the Date of Termination and elect COBRA health continuation, the Company shall pay a monthly cash payment through the end of the Severance Period, the end of your COBRA health continuation period or your eligibility for group medical care coverage through subsequent employment, whichever occurs earliest, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company (the

Proteostasis Therapeutics, Inc. | 80 Guest Street, Suite 500, Fifth Floor, Boston, MA 02135 | T: 617.225.0096

[Name]

March __, 2020

“Health Benefit;” together with the Severance Pay, the “Severance Benefits”).  The Company shall make such monthly cash payment directly to the applicable insurer(s) along with the regular employee contributions, which employee contributions the Company may withhold from the Severance Pay; provided that if the Company determines that its payment of the Health Benefit is taxable income to you, it may pay such amount directly to you subject to applicable tax-related deductions and withholdings.

(iii)If you continue to comply with the terms of this Agreement, the CIIA, and all provisions of the PIIA, except for Section 6 of the PIIA entitled the Non-Compete Provision, and you sign and do not revoke the Separation Agreement and Release, and provided that such Release becomes effective and irrevocable no later than the Release Deadline, any outstanding equity grants that are subject to vesting based only on the passage of time in service will vest with respect to that number of shares which would have vested if you had continued in employment with the Company for a period of [insert number] ( ) months following the Date of Termination in accordance with any such equity grant’s vesting schedule.  The shares representing the difference between the number of shares that are vested on the Date of Termination and the number which would have vested if you had continued in employment with the Company for a period of [insert number] (6) months following the Date of Termination in accordance with any such equity grant’s vesting schedule are referred to as the “Additional Shares.”  Any termination or forfeiture of the Additional Shares that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the Release Deadline and will only occur if the Company has timely tendered the Separation Agreement and Release but such Separation Agreement and Release has not become fully executed and effective.  You shall have 90 days from the Date of Termination to exercise vested equity grants (but in no event later than the applicable expiration date).

(iv)In addition, and subject to the remainder of this Section 4, in the event that your employment is terminated by the Company for Good Reason, Section 6 (entitled “Non-Compete Provision”) of the CIIA  shall be amended by replacing “one (1) year period” with “six (6) month period” (the “CIIA Amendment”).  Any severance payments contemplated by Section 4 above are conditional on you: (i) continuing to comply with the terms of this Agreement, the CIIA ,and your PIIA (except Section 6); and (ii) signing and not revoking the Separation Agreement.

(d)Mitigation.  If at any time during Severance Period you obtain employment in any capacity that entitles you to aggregate cash compensation equal to or greater than the aggregate amount of the Severance Pay, the Company shall discontinue payment of the Severance Pay.  Further, if at any time during the Severance Period you obtain employment in any capacity that entitles you to aggregate cash compensation less than the aggregate amount of the Severance Pay, then the Company shall reduce the remaining balance of the Severance

Proteostasis Therapeutics, Inc. | 80 Guest Street, Suite 500, Fifth Floor, Boston, MA 02135 | T: 617.225.0096

[Name]

March __, 2020

Benefits by the difference between such aggregate cash compensation and the aggregate amount of the Severance Pay.  You agree to notify the Company promptly if you obtain employment with another employer.  You also agree to respond promptly and fully to any reasonable requests for information by the Company concerning your employment status and aggregate cash compensation.  If the Company pays any amount of Severance Pay as a result of your failure to respond promptly or fully to any such request, you shall reimburse the Company for all such overpaid Severance Pay.

(e)No Offset.  In the event of termination of your employment, you will be under no obligation to seek other employment and, except to the extent otherwise expressly provided elsewhere in this Agreement, there shall be no offset against amounts due to you on account of any remuneration or benefits provided by any subsequent employment you may obtain.  If you engage in a material breach of your obligations under this Agreement or a breach of the PIIA (except Section 6), or the CIIA, the Company may cease providing any Severance Benefits or CIC Severance Benefits (as defined below) that would otherwise be due to you.  Except to the extent set forth above or otherwise expressly provided elsewhere in this Agreement, the Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against you for any reason.

5.Change in Control Provisions. The provisions of this Section 5 set forth your rights and obligations upon the occurrence of a Change in Control of the Company.  These provisions are intended to assure and encourage in advance your continued attention and dedication to your assigned duties and your objectivity during the pendency and after the occurrence of any such event.   These provisions shall apply in lieu of, and expressly supersede, the Severance Benefits set forth in Section 4 (other than the mitigation provision in Section 4(d), which shall also apply to the CIC Severance Benefits under this Section 5 to the same extent that Severance Benefits are subject to mitigation under Section 4) and Section 4(c)(iii) if a termination of your employment occurs within 12 months after the occurrence of a Change in Control.

(a)Termination of Employment without Cause or for Good Reason Following a Change in Control. If within 12 months after a Change in Control, your employment is terminated by the Company without Cause or by you for Good Reason, then, in addition to the Accrued Benefit, you will be entitled to the following payments, benefits and other terms, subject to the separation agreement and release requirement below:

(i)The Company shall pay you severance pay in the form of continuation of your base salary for the twelve (12) month period immediately following the Date of Termination (such severance pay being “CIC Severance Pay;” such period being the “CIC Severance Period”) in accordance with the Company’s payroll practice, if you continue to abide by this Agreement, the CIIA, and all provisions of the PIIA, except for Section 6 of the PIIA entitled the Non-Compete Provision, and you sign and do not

Proteostasis Therapeutics, Inc. | 80 Guest Street, Suite 500, Fifth Floor, Boston, MA 02135 | T: 617.225.0096

[Name]

March __, 2020

revoke the Separation Agreement and Release and provided that such Release becomes effective and irrevocable by the Release Deadline, with the first payment to include a payment for all amounts delayed due to the 60-day period.  If the Release does not become effective by the Release Deadline, you will forfeit any rights to severance or benefits under this Section 4 or elsewhere in this Agreement.  Any CIC Severance Pay or other benefits under this Agreement that would be considered deferred compensation (as described in Section 6, below)  will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by Section 6.  Except as required by Section 6, any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the 6-month payment delay described herein.  Any severance payments under this Agreement that would not be considered deferred compensation will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs on or after the date the Release becomes effective and any installment payments that would have been made to you during the period prior to the date the Release becomes effective following your separation from service but for the preceding sentence will be paid to you on the first payroll date that occurs on or after the date the Release becomes effective.  Notwithstanding the foregoing, this Section 5 shall not limit your ability to obtain expense reimbursements under Section 7 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

(ii)If you were participating in the Company’s group health plans immediately prior to the Date of Termination and elect COBRA health continuation, the Company shall pay you a monthly cash payment through the end of the CIC Severance Period, the end of your COBRA health continuation period or your eligibility for group medical care coverage through subsequent employment, whichever occurs earliest, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company (the “CIC Health Benefit” together with that CIC Severance Pay, the “CIC Severance Benefits”).  The Company shall make such monthly cash payment directly to the applicable insurer(s) along with the regular employee contributions, which it may withhold from the CIC Severance Pay; provided that if the Company determines that its payment of the CIC Health Benefit is taxable income to you, it may pay such amount directly to you subject to applicable tax-related deductions and withholdings.

(iii)If you continue to abide by this Agreement, the CIIA, and all provisions of the PIIA, except for Section 6 of the PIIA entitled the Non-Compete Provision, and you sign and do not revoke the Separation Agreement and Release and provided that such Release becomes effective and irrevocable by the Release Deadline, 100% of your

Proteostasis Therapeutics, Inc. | 80 Guest Street, Suite 500, Fifth Floor, Boston, MA 02135 | T: 617.225.0096

[Name]

March __, 2020

then outstanding unvested equity that is subject to vesting based only on the passage of time in service shall immediately vest and become fully exercisable and not subject to forfeiture.  Any termination or forfeiture of the unvested portion of such equity grant that would otherwise occur on the Date of Termination in absence of this Agreement will be delayed until the Release Deadline and will only occur if the Company has timely tendered the Separation Agreement and Release but such Separation Agreement and Release has not become fully executed and effective.  You shall have 90 days from the Date of Termination to exercise vested equity grants (but in no event later than the applicable expiration date). In addition, and subject to the remainder of this Section 5(a), if within 12 months after a Change in Control your employment is terminated by the Company without Cause or by you for Good Reason, the CIIA Amendment shall apply.  The Company shall have the option to condition the CIC Severance Benefits, the vesting pursuant to Section 5(c)(iii) and the CIIA Amendment on your timely execution and non-revocation of the Separation Agreement and Release.  To exercise such option, the Company must tender the Separation Agreement and Release to you no later than five (5) days after the termination of your employment.

(b)Additional Limitation.

(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and

Proteostasis Therapeutics, Inc. | 80 Guest Street, Suite 500, Fifth Floor, Boston, MA 02135 | T: 617.225.0096

[Name]

March __, 2020

employment taxes imposed on you as a result of your receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or you.  Any determination by the Accounting Firm shall be binding upon the Company and you.

(c)Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean any of the following:

(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, is or shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, other than as a result of the acquisition of newly issued shares of capital stock of the Company pursuant to any financing transaction by the Company or otherwise; or

(ii)the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (other than in connection with the wind-up, liquidation or dissolution of the Company);

Proteostasis Therapeutics, Inc. | 80 Guest Street, Suite 500, Fifth Floor, Boston, MA 02135 | T: 617.225.0096

[Name]

March __, 2020

provided, however, that any public offering or any other capital raising event of the Company, public or private, or a merger effected solely to change the Company’s domicile shall not constitute a Change in Control.

6.Section 409A Compliance.  Each payment pursuant to the terms of this Agreement shall be considered a separate payment for purposes of Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Internal Revenue Code Section 409A (“Section 409A”) and, for purposes of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” (within the meaning of Section 409A) on the date of your separation from service, then any payments or benefits that otherwise would be payable pursuant to the terms of this Agreement within the first 6 months following your separation from service (the “409A Suspension Period”), shall instead be paid in a lump sum within 14 days after the end of the 6-month period following your separation from service, or your death, if sooner, but only to the extent that such payments or benefits provide for the “deferral of compensation” within the meaning of Section 409A, after application of the exemptions provided in Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(ii)-(v) thereof. After the 409A Suspension Period, you will receive any remaining payments and benefits due in accordance with the terms of this Agreement (as if there had not been any suspension beforehand).  The Company will cooperate with you in making any amendments to this Agreement that you reasonably request to avoid the imposition of taxes or penalties under Section 409A of the Code provided that such changes do not provide you with additional benefits (other than de minimis benefits) under this terms of this Agreement.

7.Litigation and Regulatory Cooperation.  During and after your employment, you shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company (“Cooperation Services”); provided that for all time in excess of ten (10) hours that you reasonably expend in providing Cooperation Services after the end of the Severance Period or CIC Severance Period (as applicable) or after the Date of Termination in the event that you are not entitled to the Severance Benefits or the CIC Severance Benefits, the Company shall compensate you at an hourly rate equal to your final base salary rate divided by 2,080; provided further that your right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials and time spent waiting to engage in such activities.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local

Proteostasis Therapeutics, Inc. | 80 Guest Street, Suite 500, Fifth Floor, Boston, MA 02135 | T: 617.225.0096

[Name]

March __, 2020

regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company.  The Company shall reimburse you for any reasonable out‑of‑pocket expenses incurred in connection with your performance of obligations pursuant to this Section 7.

8.Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination under M.G.L. c. 151B whether based on age or otherwise and any other claim based on a statute, including a statutory claim for wages under the Massachusetts Wage Act, as well as contractual and common law claims) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than you or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.  The prevailing party in any arbitration proceeding pursuant to this Section 8 shall be entitled to recover such party’s reasonable attorneys’ fees and costs from the non-prevailing party.

9.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, you and the Company hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts.  The prevailing party in any court action pursuant to this Section 9 shall be entitled to recover such party’s reasonable attorneys’ fees and costs from the non-prevailing party.

10.Your Successors.  The terms of this Agreement will inure to the benefit of and be enforceable by your personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of your death prior to the completion by the Company of all payments due hereunder, the Company shall continue such payments to any beneficiary designated in writing to the Company prior to your death (or to your estate, if you do not make such designation).  This Agreement shall be binding upon you and your successors, permitted assigns, personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  Except to the extent contemplated under this Section 10, you may not assign this Agreement nor any of your rights or obligations under this Agreement, whether voluntarily, by operation of law or otherwise, without the prior written consent of the Company.

Proteostasis Therapeutics, Inc. | 80 Guest Street, Suite 500, Fifth Floor, Boston, MA 02135 | T: 617.225.0096

[Name]

March __, 2020

11.Governing Law. The terms of this Agreement shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles of such state.

12.Binding Effect on Company and Successors. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns.   Without your prior written consent, the Company may not assign this Agreement, nor any of its rights or obligations under this Agreement, whether voluntarily, by operation of law or otherwise, except (a) to a controlled affiliate of the Company and (b) to a successor or acquirer of the Company in connection with a Change in Control.

13.Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.  For the avoidance of doubt, this Agreement supersedes all provisions of the Offer Letter Agreement.

14.Miscellaneous Provisions.

(a)You shall observe and perform all of your obligations under the CIIA, as well as the PIIA, except for Section 6 of the PIIA entitled the Non-Compete Provision.

(b)You affirm that at the time you are initially hired by the Company, you shall complete, as required by law, the Employment Eligibility Verification Form, IRCA I-9.

Please indicate your acceptance of this Agreement by signing one copy of this letter and returning it so that I receive it no later than one week from date sent, after which date the offer of this Agreement will expire if not accepted.

Proteostasis Therapeutics, Inc. | 80 Guest Street, Suite 500, Fifth Floor, Boston, MA 02135 | T: 617.225.0096

[Name]

March __, 2020

I am enthusiastic about your continued employment with Proteostasis.  I believe that your contribution will play an important role in helping accelerate the development of Proteostasis into a profitable and growing company. Please feel free to contact me if you have any questions.

Sincerely:

____________________________________________________________________

Meenu ChhabraDate

President & Chief Executive Officer

Agreed to and accepted by:

______________________________________________________________________

[Name]Date

Proteostasis Therapeutics, Inc. | 80 Guest Street, Suite 500, Fifth Floor, Boston, MA 02135 | T: 617.225.0096

For Massachusetts Employees

EXHIBIT A

PROTEOSTASIS THERAPEUTICS, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Proteostasis Therapeutics, Inc., its subsidiaries, parents, affiliates, successors and assigns (together “Company”), and the compensation paid to me now and during my employment with Company, and the Company’s agreement to provide me with access to its Confidential Information (as defined below), I hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:

1.Confidential Information Protections.

1.1Recognition of Company’s Rights; Nondisclosure.  I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information.  I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information will be the sole and exclusive property of Company and its assigns.  I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information.  Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2Confidential Information.  The term “Confidential Information” means any and all confidential knowledge, data or information of Company.  By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights (as defined below) therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to my employment with Company or which is generally known in the trade or industry through no breach of this

Employee Confidential Information and Inventions Assignment Agreement

For Massachusetts Employees

Agreement or other act or omission by me.  Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement will limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

1.3Third Party Information.  I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information or unless expressly authorized by an officer of Company in writing.

1.4Term of Nondisclosure Restrictions.  I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section .  If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two year period after the date my employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5No Improper Use of Information of Prior Employers and Others.  During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.Assignments of Inventions.

2.1Definitions.  As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2Excluded Inventions and Other Inventions.  Attached hereto as Exhibit A is a list describing all existing Inventions, if any, (a) that are owned by me or in which I have an interest and were made or acquired by me prior to my date of first employment by Company, (b) that may relate to Company’s business or actual or demonstrably anticipated research or development, and (c) that are not to be assigned to Company (“Excluded Inventions”).  If no such list is attached, I represent and agree that it is because I have no Excluded Inventions.  For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (as defined below) and Excluded Inventions.  I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing.  Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and

Employee Confidential Information and Inventions Assignment Agreement

Other Inventions.  To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3Assignment of Company Inventions.  Inventions assigned to Company or to a third party as directed by Company pursuant to Section 2.6 are referred to in this Agreement as “Company Inventions.”  Subject to Section 2.4 and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.  To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions.  Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights.  To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights.  I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4Unassigned or Nonassignable Inventions.  I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Confidential Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company.  In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”).

2.5Obligation to Keep Company Informed.  During the period of my employment, I will promptly and fully disclose to Company in writing all

Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others.  At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief.  Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

2.6Government or Third Party.  I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7Ownership of Work Product.

(a)I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(b)I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8Enforcement of Intellectual Property Rights and Assistance.  I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee,

Employee Confidential Information and Inventions Assignment Agreement

including the United States or any third party designated by Company.  My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance.  In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

2.9Incorporation of Software Code.  I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3.Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4.Duty of Loyalty During Employment.  I agree that during the period of my employment by Company, I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5.No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers.  Except as modified by Section 10.3 below, I agree that during the period of my employment and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

5.1solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact;

5.2solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee,  consultant, or independent contractor of Company to terminate his or her relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined below);

5.3hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by Company or who has left the employment of Company within the preceding three months to research, develop, market, sell, perform or provide Conflicting Services;

5.4solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

5.5solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to  purchase or contract for any Conflicting Services; or

5.6perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one year period prior to my contact with such person or entity as described in Sections 5.4, 5.5 or 5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company

Employee Confidential Information and Inventions Assignment Agreement

any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

6.Non-Compete Provision.

6.1Except as modified by Section 10.3 below, unless I am classified as nonexempt under the Fair Labor Standards Act, 29 U.S.C. 201-219, I agree that during the period of my employment and for the one year period after the termination of my employment relationship with the Company due to voluntary termination by me or involuntary termination by the Company for Cause (defined below), I will not, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate myself with, any business whose business, products or operations are in any respect involved in Conflicting Services (defined below) anywhere in the Restricted Territory (defined below).  Should I obtain other employment during my employment with the Company or within 12 months immediately following the termination of my relationship with the Company, I agree to provide written notification to the Company as to the name and address of my new employer, the position that I expect to hold, and a general description of my duties and responsibilities, at least three business days prior to starting such employment.

6.2The parties further agree that for purposes of this Agreement, “Conflicting Services” means any business in which the Company is engaged, or in which the Company has plans to be engaged, or any service that the Company provides or has plans to provide.

6.3I agree that for purposes of this Agreement, “Restricted Territory” means the geographic areas in which I provided services for the Company or had a material presence or influence, during any time within the last two years prior to the termination of my relationship with the Company.

6.4I agree that for purposes of this Agreement, “Cause” shall mean a termination of my employment by the Company due to my misconduct or failure to meet the Company’s performance expectations.

6.5The Company may elect to enforce the provisions of this Section 6 or waive them at its sole discretion.  If the Company elects to enforce the provisions of this Section, such election may be accomplished by the Company providing me with written notice of its election to enforce: (A) on or before the last day of my employment with the Company pursuant to an involuntary termination by the Company for Cause, or (B) within 2 weeks after the Company’s receipt of written notice from me of my resignation from employment. If the Company elects to enforce the provisions of this Section 6 then the Company must either: (i) accelerate the vesting of my Company stock options by 12 months (“Mutually Agreed Upon Consideration”), or, in the event I do not have any Company stock options, (ii) pay me continuing salary payments for one year following termination of my employment at a rate equal to no less than 50% of  the highest annualized base salary paid to me by the Company within the two years prior to the termination of my relationship with the Company (“Garden Leave Payments”).  Notwithstanding anything to the contrary above, the Company may enforce the covenants in this Section 6 without providing the Garden Leave Payments, if applicable, if it determines in good faith that I breached this Section 6 or unlawfully misappropriated the Company’s physical or electronic property.  For avoidance of doubt, the Company’s failure to timely elect to enforce the provisions of this Section 6 shall be construed as its waiver of the provisions of this Section 6.  For further avoidance of doubt, if the Company does not elect to enforce, I am classified as nonexempt under the Fair Labor Standards Act, 29 U.S.C. 201-219, or the Company is otherwise prohibited by law or a court from enforcing, the provisions of this Section 6, I will not be subject to the restrictions in this Section 6 nor will I be entitled to any Mutually Agreed Upon Consideration or Garden Leave Payments.

6.6 I acknowledge that I have received increased severance benefits as set forth in my Amended and Restated Employment Agreement dated [date] from the Company in exchange for my agreement to the restrictions in this Section 6.

Employee Confidential Information and Inventions Assignment Agreement

7.Reasonableness of Restrictions.

7.1I agree that I have read this entire Agreement and understand it.  I acknowledge that I have the right to consult with counsel prior to signing this Agreement.  I further acknowledge that I will derive significant value from the Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to the Company.  I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for the Company’s exclusive benefit and my obligations not to compete and not to solicit are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of the Company.  I agree that this Agreement does not prevent me from earning a living or pursuing my career.  I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests.  I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3If the court declines to enforce this Agreement in the manner provided in subsection 7.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

8.No Conflicting Agreement or Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

9.Return of Company Property. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any

Company Inventions, Third Party Information or Confidential Information of Company.  I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company.  In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed.  I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.  Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

10.Legal and Equitable Remedies.

10.1I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms.  I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

10.2I agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorney’s fees, from me.

10.3In the event Company determines that I have breached a fiduciary duty owed to it or misappropriated the Company’s physical or electronic property, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of 24 months after the termination of my relationship with the Company.

11.Notices.  Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my

Employee Confidential Information and Inventions Assignment Agreement

address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12.Publication of This Agreement to Subsequent Employer or Business Associates of Employee.

12.1If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.2I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13.General Provisions.

13.1Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts as such laws are applied to agreements entered into and to be performed entirely within Massachusetts between residents of Massachusetts.  I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in Massachusetts for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2Severability.  In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.  If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3Successors and Assigns.  This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4Survival.  This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5Employment At-Will.  I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

13.6Waiver.  No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach.  No waiver by Company of any right under this Agreement will be construed as a waiver of any other right.  Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7Export.  I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.9Advice of Counsel.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS

Employee Confidential Information and Inventions Assignment Agreement

AGREEMENT.  THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.10Entire Agreement.  The obligations pursuant to Sections 1 and 2 (except Subsection 2.4 and Subsection 2.7(a)) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[signatures to follow on next page]

Employee Confidential Information and Inventions Assignment Agreement

Employee Confidential Information and Inventions Assignment Agreement

Signature Page

This Agreement will be effective as of 10 days after I sign the sign the Agreement.

EMPLOYEE:

I have read this agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

(Signature)

Name

Date

Email

COMPANY:

Accepted and agreed

PROTEOSTASIS THERAPEUTICS, INC.

By:

Name:
Title:

Email:

Employee Confidential Information and Inventions Assignment Agreement

Exhibit A

Excluded Inventions

TO:	Proteostasis Therapeutics, Inc.
FROM:
DATE:

1.Excluded Inventions Disclosure.  Except as listed in Section 2 below, the following is a complete list of all Excluded Inventions:

☐No Excluded Inventions.

☐See below:

☐Additional sheets attached.

2.Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Excluded Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

☐Additional sheets attached.

Employee Confidential Information and Inventions Assignment Agreement

Exhibit B

[Date]

[Name]

[Address]

Re:Separation Agreement

Dear [First Name]:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Proteostasis Therapeutics, Inc.  (the “Company”) is offering to you to aid in your employment transition.

1.Separation.  Your last day of work with the Company and your employment termination date will be [Date] (the “Separation Date”).

2.Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.

3.Severance Benefits.  Although the Company has no policy or practice requiring the payment of severance benefits, if you execute and do not revoke this Agreement, the Company will provide you with  Severance Benefits pursuant to the terms of your [month, date, year] Employment Agreement.

The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4).  Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15, 20__.  For purposes of Code Section 409A, your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4.Benefit Plans.

If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on [the Separation Date] or [the last day of the month in which separation occurs]. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

[Name]

[Date]

Deductions for the 401(k) Plan will end with your last regular paycheck.  You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

You may be eligible for unemployment insurance (“UI”) benefits after the Separation Date.  The Massachusetts Department of Unemployment Assistance, not the Company, will determine your eligibility for such benefits.

5.Stock Options.  You were granted an option to purchase ________ shares of the Company’s common stock, pursuant to the Proteostasis Therapeutics, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) and/or the 2016 Stock Option and Incentive Plan (the “2016 Plan”) (together the “Plans”).  Your rights to exercise your options as to any vested shares will be as set forth in the Plan and your Amended and Restated Employment Agreement dated [insert date].

6.Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

7.Expense Reimbursements.  If you have been issued any Company credit or calling cards, the Company will cancel these card(s) effective ____________, 20__.  You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8.Return of Company Property.  By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  Please coordinate return of Company property with [name/title].  You are required to provide the Company with the Company laptop computer in your possession immediately. If you do so, and the Company finds that Company files stored on the computer are intact, the Company will return the computer to you within ten (10) days and allow you to keep it.  Receipt of the severance benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.

9.Confidential Information and Post-Termination Obligations.  Both during and after your employment you acknowledge your continuing obligations under your Confidential Information and Inventions Assignment Agreement (“CIIA”) as well as the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement dated [insert date], not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. A copy of your CIIA and a copy of your Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement dated [insert date] are together attached hereto as Exhibit 1.  If you have any doubts as to the scope

[Name]

[Date]

of the restrictions in your agreement, you should contact [name/title] immediately to assess your compliance.  As you know, the Company will enforce its contract rights.  Please familiarize yourself with the enclosed agreements which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

10. Non-Compete. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, you agree that during the one year period after the Separation Date, you will not, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate yourself with, any business whose business, products or operations are in any respect involved in Conflicting Services (defined below) anywhere in the Restricted Territory (defined below).  Should you obtain other employment within 12 months immediately following the Separation Date, you agree to provide written notification to the Company as to the name and address of your new employer, the position that you expect to hold, and a general description of your duties and responsibilities, at least three business days prior to starting such employment.

a)The parties agree that for purposes of this Agreement, “Conflicting Services” means any business in which the Company is engaged, or in which the Company has plans to be engaged, or any service that the Company provides or has plans to provide.

b)The parties further agree that for purposes of this Agreement, “Restricted Territory” means the geographic areas in which you provided services for the Company or had a material presence or influence, during any time within the last two years prior to the Separation Date.

11.Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

[Name]

[Date]

12.Non-Disparagement.  You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.  Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

13.Cooperation after Termination. During the time that you are receiving payments under this Agreement, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.

14.Release.  In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”).  The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local,

[Name]

[Date]

state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against  the disabled, the Age Discrimination in Employment Act (ADEA), which prohibits discrimination based on age, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Lily Ledbetter Fair Pay Act, the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;

•

has violated any employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Fair Credit Reporting Act, the Employee Polygraph Protection Act, the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150), the Massachusetts Overtime regulations (M.G.L. c. 151 sections 1A and 1B), the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101), all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws;

•

has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.

[Name]

[Date]

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed or your right to enforce this Agreement and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company {or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company}].  Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act.  You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement.  If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.  This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

15.Your Acknowledgments and Affirmations/ Effective Date of Agreement.  You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended.  You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.  You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties.  You further affirm that you have no known workplace injuries or occupational diseases.  You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair

[Name]

[Date]

Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that:  (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the "Effective Date"), which shall be the eighth day after this Agreement is executed by you.

16.No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

17.Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement.  Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10 and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company.  You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.  You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

18.Miscellaneous.  This Agreement including Exhibit 1, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.

19.To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims

[Name]

[Date]

(including, but not limited to, the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch.151B and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149), arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

If this Agreement is acceptable to you, please sign below and return the original to me on or after your Separation Date, but no later than the date that is twenty-one (21) days after you receive this Agreement.  This offer will expire if we have not received your executed copy by that date.

I wish you good luck in your future endeavors.

[Name]

[Date]

Sincerely,

Proteostasis Therapeutics, Inc.

By:  ____________________________________

[Name]

[Title]

Agreed to and Accepted:

________________________________________

[Name]

[Exhibit 1 –Employee Confidential Information and Inventions Assignment Agreement and Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement]

[Name]

[Date]

CONSIDERATION PERIOD

I, ____________________, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on ___________ __, 20__.  If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Agreed:

Signature

__________________________________________

Date

[Name]

[Date]

[Exhibit 1]

Employee Confidential Information and Inventions Assignment Agreement

And

Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement dated [insert date]